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                                                                      Exhibit 99
                                  PRESS RELEASE



FOR IMMEDIATE RELEASE                                   CONTACT: P. BLAKE DUPUIS
                                                                    936-291-2277


                MITCHAM SELLS FRONT-END SERVICES OPERATING ASSETS



HUNTSVILLE, Texas - August 5, 2003 - Mitcham Industries, Inc. (NASDAQ: MIND) announced today that it has completed the sale of the operating assets of its wholly-owned subsidiary, Drilling Services, Inc. ("DSI"), to WBW Enterprises of Texas LLC for the sum of $1,050,000. DSI provided front-end services to companies engaged in seismic data acquisition projects.

Commenting on the sale, Billy F. Mitcham, Jr., President and CEO of Mitcham Industries said, "Over the last eighteen months, we successfully increased DSI's market share but due to over capacity in the market, we were unable to achieve satisfactory operating margins. Our sale to an existing front-end services contractor should benefit the market segment and allow us to devote maximum attention and resources to our core business, seismic equipment leasing and sales."

Mitcham expects that the transaction will result in a one-time charge to income for the difference between the sales proceeds and its carrying value of DSI's operating assets plus certain costs such as professional fees, severance and other expenses related to its exit from the front-end services business. The amount of the charge is estimated to range from $700,000 to $900,000 and will be recorded in the Company's second quarter, which ended July 31, 2003.

Mitcham Industries, Inc., a geophysical equipment offers for lease or sale, new and "experienced" seismic equipment to the oil and gas industry, seismic contractors, environmentalists, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the leading independent exploration equipment lessor in the industry.


                                     M O R E
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This press release includes forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the company's products and services, the company's future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the company's services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the company's lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the company's Securities and Exchange Commission filings, available from the company without charge.

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